 Exhibit 10.8

Trident Partners Ltd.
181 Crossways Park Drive
Woodbury, NY 11797

November 15th, 2010
Blast Energy Services, Inc
Mr. Michael Peterson
Chief Executive Officer
14550 Torrey Chase Blvd. Suite 330
Houston, TX 77014

Dear Michael:

Trident Partners Ltd (“Trident Partners” or TP) is pleased to act as the non-exclusive placement agent for Blast Energy Services, Inc. (the “Company”) in connection with your proposed capital transaction.  The terms of our engagement are set forth below.  We look forward to working with you.

1.
The Offering.  We understand you wish to raise funds through a private placement of certain equity, equity-linked securities or debt to Institutional and Accredited Investors (the “Offering”).  The Offering will be made in accordance with the exemption from the registration requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated there under (collectively, the “Act”) provided by Regulation D under the Act (“Regulation D”) and the qualification and registration requirements of applicable state and foreign securities or blue sky laws and regulations. You understand that TP will use reasonable efforts with respect to the marketing of the Offering and that the actual terms of the Offering will depend on market conditions, and will be subject to due diligence and negotiation between the Company and prospective investors.

In connection with TP’s engagement hereunder, it shall provide the following services as appropriate;

(a)	assist the Company in formulating a marketing strategy for the Securities and the Offering and in developing procedures and a timetable therefore;

(b)	identify and contact prospective purchasers of the Securities;

(c)	advise the Company as to the strategy and tactics of negotiations with such prospective purchasers and participate in such negotiations;

(d)	advise the Company as to timing, structure and pricing of the Offering; and

(e)	provide such other investment banking services as are customary for similar transactions and as may from time to time be agreed upon by TP and the Company.

      2.   Retainer

            The company shall issue 750,000 warrants to TP. The warrants shall be exercisable at ($.01) or one penny per share and have a 1 year term.

3.      Fees and Expenses.

Concurrently with any closing of any Offering during the Term, the Company will pay TP, or its successor and assignors, the following:

(a)	A cash fee equal to 10% of the gross proceeds received from the sale of securities from any investor introduced to the Company by TP;

(b)
Warrants to purchase a number of shares of common stock equal to 10% of the gross number of shares sold or granted at each closing. The warrants shall be exercisable at ($.01) or one penny per share and have a 1 year term.

(c)
In the event of the Lenders and/or Investors taking a net revenue interest in the well being  for a defined period of time TP would receive a net revenue interest equivalent to 10% of the Lender’s and/or Investors interest.

      All the above Fees, Warrants, and Expenses shall be due upon the closing of a transaction with a TP Introduced Party as defined herein, and become payable proportionately as received by the Company. As used in this Agreement, the term a “TP Introduced Party” shall only include prospective investors who: (i) are directly introduced to the Company by TP, (ii) have made an investment in the Offering which is accepted by the Company, and (iii) TP actively worked with and took the lead in the marketing process (from introduction to investment) by providing the investor with company information through calls and meetings, due-diligence materials, paperwork, etc. (“Serviced”) .

 4.      Term; Tail Right;

(a)  The term of this agreement (“Term”) shall commence on the date hereof and shall continue for an initial term of three (3) months; provided, however, either party may terminate this agreement upon 10 days written notice to the other party.

(b) If during the twelve months following termination or expiration of this agreement (“Tail Period”), any TP Introduced party purchases securities from the Company (or enters into an agreement during the Term to purchase securities from the Company which is consummated at anytime thereafter), the Company shall pay TP upon the receipt of such funds, a cash fee and warrants in the amount that would otherwise have been payable to TP had such transaction occurred during the Term in accordance with section 3.

(c) In the event any TP Introduced Party invests in the Offering and then makes a subsequent investment in the Company, the Company agrees to pay TP upon the closing of such subsequent investment: (i) the highest fee percentages paid to other engaged placement agents in such offering, or (ii) if no other placement agents are engaged then a cash fee and warrants in the amount that would have otherwise have been payable to TP had such transaction occurred during the Term in accordance with Section  3.

5      Representations, Warranties and Covenants.

(a) You hereby authorize Trident Partners to transmit to the prospective purchasers of the securities material prepared by the Company with such exhibits and supplements as may from time to time be required or appropriate (collectively “Material”). The Company represents and warrants the Material (i) will be prepared by the management of the Company and reviewed and approved by its Board of Directors; and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstances under which they made not misleading.  The Company will advise Trident Partners immediately of the occurrence of any event or any other change known to the Company which results in the Material containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein or previously made, in light of the circumstance under which they were made, not misleading.

(b) If requested by Trident Partners the Company will, at the closing of the Financing, furnish Trident Partners with the same favorable opinion of its outside counsel as is furnished to the investors, addressed to Trident Partners or together with a letter from such counsel that Trident Partners may rely on its opinion as if directed to Trident Partners.

7      No Conflict.

The Company represents, warrants and agrees, as of the date hereof, that: (i) neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will, directly or indirectly, with or without the giving of notice or lapse of time, or both, (A) violate any provisions of the Certificate of Incorporation or By-laws of the Company or (B) violate, or be in conflict with, or constitute a default under, any agreement, lease, mortgage, debt or obligation of the Company or require the payment, any pre-payment or other penalty with respect thereto; (ii) it has all requisite power and authority to enter into and perform its obligations under this Agreement; (iii) this Agreement has been duly executed and delivered and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

       8    Indemnification.

Recognizing that matters of the type contemplated in this engagement sometimes result in litigation and that Trident Partner’s role is advisory, the Company agrees to indemnify and hold harmless Trident Partners, its affiliates and their respective officers, directors, employees, agents and controlling persons (collectively, the “Indemnified Parties”), from and against any losses, claims, damages and liabilities (or actions, including shareholder actions, in respect thereof), joint or several, related to or arising in any manner out of any transaction, financing, proposal or any other matter (collectively, the “Matters”) contemplated by or resulting from the engagement of Trident hereunder, and will promptly reimburse the Indemnified Parties for all expenses (including fees and expenses of legal counsel) as incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim related to or arising in any manner out of any Matter contemplated by the engagement of Trident Partners  hereunder, or any action or proceeding arising there from (collectively, “Proceedings”), whether or not such Indemnified Party is a formal party to any such Proceeding. Notwithstanding the foregoing, the Company shall not be liable in respect of any losses, claims, damages, liabilities or expenses that a court of competent jurisdiction shall have determined by final judgment resulted solely from the gross negligence, willful misconduct or illegal act of an Indemnified Party. The Company further agrees that it will not, without the prior written consent of Trident Partners, settle, compromise or consent to the entry of any judgment in any pending or threatened Proceeding in respect of which indemnification may be sought hereunder (whether or not Trident Partners or any Indemnified Party is an actual or potential party to such Proceeding), unless such settlement, compromise or consent includes an unconditional release of Trident Partners and each other Indemnified Party hereunder from all liability arising out of such Proceeding. As money damages may not be a sufficient remedy in the event of any breach or threatened breach of these provisions by the company or Trident Partners, the Company or Trident Partners may seek injunctive relief or other equitable relief in addition to any other available remedy.

This agreement shall be governed by and construed in accordance with the laws of the state of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles of rules.  This letter constitutes the entire understanding of the parties with respect to the subject matter hereof and may not be altered or amended except in writing signed by both parties.  This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, affect and in all other respects by the internal laws of the State of New York.

9. .Miscellaneous.

The execution of this Agreement does not constitute a commitment by Trident Partners or the Company to consummate any transaction contemplated hereunder and does not ensure the successful placement of securities of the Company or the success of Trident Partners with respect to securing any financing on behalf of the Company. No promises or representations have been made except as expressly set forth in this agreement and the parties have not relied on any promises or representations except as expressly set forth in this agreement.  Nothing contained herein should be construed as creating any fiduciary duties between the parties.

10. Entire Agreement.

This Agreement constitutes the entire Agreement between the parties and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements, written or oral between them relating to the subject matter hereof.

We look forward to working with you and developing a long term relationship with the Company.

Very truly yours
Trident Partners, Ltd

By:	/s/ Edward Flynn
Edward Flynn

Confirmed and accepted as of
the 15th day of November, 2010

By:	/s/ Michael L. Peterson
Name: Michael L. Peterson
Blast Energy Services, Inc.